Exhibit 10.1

[Execution]

ELEVENTH AMENDMENT

TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS ELEVENTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of October 6, 2023, by and among DELTA APPAREL, INC., a Georgia corporation (“Delta”), M. J. SOFFE, LLC, a North Carolina limited liability company (“Soffe”), CULVER CITY CLOTHING COMPANY, a Georgia corporation (“Culver City”), SALT LIFE, LLC, a Georgia limited liability company (“Salt Life”), DTG2GO, LLC, a Georgia limited liability company (“DTG2GO”; Delta, Soffe, Culver City, Salt Life, and DTG2GO, each individually, a “Borrower” and, collectively, “Borrowers”); the parties to the Credit Agreement (as defined below) from time to time as Lenders (each individually, a “Lender” and collectively, “Lenders”); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as agent for Lenders (together with its successors in such capacity, “Agent”).

Recitals:

Borrowers, Agent and Lenders are parties to a certain Fifth Amended and Restated Credit Agreement dated as of May 10, 2016 (as heretofore amended, restated, modified or supplemented, the “Credit Agreement”), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.

Borrowers have requested that Agent and Lenders enter into certain amendments to the Credit Agreement and the other Loans Documents, and Agent and Lenders are willing to enter into such amendments subject to the term and conditions contained herein.

By this Amendment, the parties desire and intend to evidence such amendments to the Credit Agreement and Loan Documents as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreement and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.             Definitions.

1.1          Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below and Schedule 1.1 to the Credit Agreement is hereby amended to add, in addition to and not in limitation thereof, the following new definitions in the appropriate alphabetical order:

(a)           “Additional Liquidity Report” has the meaning specified therefor in Section 5.23(a).

(b)          “Cash Flow Measurement Period” has the meaning specified therefor in Section 5.22(c).

(c)           “Cash Flow Projections” has the meaning specified therefor in Section 5.22(a).

(d)           “Cash Flow Reports” means, collectively, the Cash Flow Projections and the Cash Flow Updates; each individually a “Cash Flow Report”.

(e)           “Cash Flow Updates” has the meaning specified therefor in Section 5.22(b).

(f)            “Cash Flow Variance Reports” has the meaning specified therefor in Section 5.22(c).

(g)          “Eleventh Amendment” means the Eleventh Amendment to Fifth Amended and Restated Credit Agreement, dated as of October 5, 2023, among Borrowers, Agent and Lenders, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

(h)           “Eleventh Amendment Appraisals” has the meaning specified therefor in Section 5.25.

(i)           “Eleventh Amendment Effective Date” means October 5, 2023.

(j)          “Eleventh Amendment Fee Letter” means that certain fee letter, dated as of the Eleventh Amendment Effective Date, among Borrowers and Agent, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

(k)          “Eleventh Amendment Intellectual Property Appraisal” means an appraisal of the Intellectual Property of Borrowers to be delivered to Agent pursuant to the Eleventh Amendment (a) from an appraisal firm satisfactory to Agent, (b) the form, scope and methodology of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent.

(l)          “Eleventh Amendment Real Property Appraisal” means an appraisal of the Real Property of Borrowers to be delivered to Agent pursuant to the Eleventh Amendment (a) from an appraisal firm satisfactory to Agent, (b) the form, scope and methodology of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent.

(m)        “Fayetteville/Clinton Sale-Leaseback Transaction” means a Sale-Leaseback Transaction or series of Sale-Leaseback Transactions with respect to the Real Property of Borrowers located in Fayetteville, North Carolina and Clinton, Tennessee that satisfies the following conditions as determined by Agent:

(i)         Agent shall have received, in form and substance acceptable to Agent, on or before October 11, 2023, a letter of intent between Borrowers and the proposed finance company for each or both of such Sale-Leaseback Transaction(s), which letter(s) shall provide that the due diligence for each proposed transaction be completed on or before the date that is 45 days after the date of the execution and delivery of the definitive purchase agreement with respect to such proposed transaction,

(ii)        Agent shall have received, in form and substance acceptable to Agent, on or before December 4, 2023, a definitive purchase agreement between Borrowers and the proposed finance company for each or both of such Sale-Leaseback Transaction(s),

(iii) the terms and conditions of such Sale-Leaseback Transactions and the agreements, documents and instruments evidencing such Sale-Leaseback Transaction(s) shall be acceptable to Agent,

(iv)       the net cash proceeds received by Borrowers from such Sale-Leaseback Transaction(s) shall be not less than $25,000,000 in the aggregate, all of which shall be remitted to the Agent Account and applied to the then outstanding Obligations arising under the Revolving Loans,

 (v)       on and after giving effect to the application of such net cash proceeds from each such Sale-Leaseback Transaction, all of the Revolving Loans based on the Eligible Real Property with respect to such Real Property that is the subject of such Sale-Leaseback Transaction shall have been paid in full and the Real Property subject to such Sale-Leaseback Transaction shall no longer be a component of the Borrowing Base,

(vi)       on and after giving effect to the application of all net cash proceeds from such Sale-Leaseback Transaction(s), Borrowers shall have generated not less than $12,000,000 of Availability in the aggregate,

(vii)      the Sale-Leaseback Transaction with respect to the Real Property located in Fayetteville, North Carolina shall be consummated on or before January 15, 2024 and the Sale-Leaseback Transaction with respect to the Real Property located in Clinton, Tennessee shall be consummated on or before January 31, 2024 (in each case with respect to each such transaction, unless such date is extended by Agent in its sole discretion without the consent of Lenders),

(viii)     Agent shall have received, in form and substance satisfactory to Agent, an updated Borrowing Base Certificate giving effect to such Sale-Leaseback Transaction(s),

(ix)       Agent shall have received a Collateral Access Agreement with respect to such Real Property containing terms and conditions satisfactory to Agent, and

(x)        as of and after giving effect to such Sale-Leaseback Transaction(s), no Default or Event of Default shall exist or have occurred and be continuing. For the avoidance of doubt, upon consummation of the Fayetteville/Clinton Sale-Leaseback Transaction with respect to the Real Property located in both Fayetteville, North Carolina and Clinton, Tennessee, Real Property shall no longer be included as a component of the Borrowing Base.

(n)          “Financial Consultant” means Focus Management Group USA, Inc. or such other Person acceptable to Agent in its Permitted Discretion, to be the Financial Consultant for Borrowers pursuant to the Financial Consulting Agreement.

(o)         “Financial Consulting Agreement” means the Agreement for Consulting Services, dated as of July 14, 2023, between Delta and Financial Consultant, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms hereof.

(p)          “Financial Consulting Services” has the meaning specified therefor in Section 5.21(a).

(q)          “Material Deviation” has the meaning specified therefor in Section 5.22(c).

(r)          “Updated 2023 Inventory Appraisal” means an appraisal of the Inventory of Borrowers to be delivered to Agent pursuant to the Eleventh Amendment (a) from an appraisal firm satisfactory to Agent, (b) the form, scope and methodology of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent.

1.2         Amendments to Existing Definitions. The following definitions set forth in Schedule 1.1 to the Credit Agreement are hereby amended as follows:

(a)           Accommodation Period.  The definition of “Accommodation Period” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Accommodation Period” means the period commencing upon the Ninth Amendment Date through and including the later of (x) November 4, 2023 and (y) the date upon which Agent has received from Borrowers, a Borrowing Base Certificate evidencing that, as determined by Agent in its Permitted Discretion, (a) the Availability as of the date of receipt of such Borrowing Base Certificate and (b) the Average Availability as of the date of receipt of such Borrowing Base Certificate and for the immediately preceding thirty (30) consecutive days, is equal to or more than the greater of (i) seventeen and one-half percent (17.50%) of the lesser of (A) the Borrowing Base or (B) the Maximum Revolver Amount and (ii) $25,000,000. For purposes of this definition, Availability and Average Availability will be calculated (x) after giving effect to the Availability Block and (y) without giving effect to the application of the net cash proceeds from the Fayetteville/Clinton Sale-Leaseback Transaction to the outstanding amount of Revolving Loans.

(b)        Applicable Margin.  The definition of “Applicable Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrowers for the most recently completed fiscal quarter; provided, that, for the period from the Eleventh Amendment Effective Date through and including December 31, 2023, the Applicable Margin shall be set at the margin in the row styled “Level III”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to SOFR Loans (the “SOFR Margin”)
I	> 66.67% of the Revolver Commitments	0.50% (or, during the Increased Interest Period, 1.50%)	1.50% (or, during the Increased Interest Period, 2.50%)
II	< 66.67% of the Revolver Commitments and > 33% of the Revolver Commitments	0.75% (or, during the Increased Interest Period, 1.75%)	1.75% (or, during the Increased Interest Period, 2.75%)
III	< 33.33% of Revolver Commitments	1.00% (or, during the Increased Interest Period, 2.00%)	2.00% (or, during the Increased Interest Period, 3.00%)

On and after December 31, 2023, the Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.

(c)        Availability Block.  The definition of “Availability Block” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Availability Block” means, (a) on and after the Ninth Amendment Date through (and including) April 1, 2023, $7,500,000, (b) on and after April 2, 2023 through (and including) June 4, 2023, $9,000,000, (c) on June 5, 2023 and at all times thereafter, $10,000,000.

(d)         Borrowing Base. The definition of “Borrowing Base” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by replacing the reference to “$102,000,000” in clause (b)(i) with a reference to “$95,000,000".

(e)         Cash Dominion Period. The definition of “Cash Dominion Period” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Cash Dominion Period" means the period commencing as of the date a Cash Dominion Trigger Event occurs and ending on the date that Agent sends notice to Borrowers that Agent has determined the Cash Dominion Period has terminated; provided, that, as set forth in Section 2.9 of the Eleventh Amendment, although a Cash Dominion Trigger Event has occurred effective as of the Eleventh Amendment Effective Date, the full implementation of cash dominion including the remittance of amounts in the merchandise and other collection accounts may take until the date that is sixty (60) days after the date of the Eleventh Amendment Effective Date (unless such date is extended by Agent in its sole discretion without the consent of Lenders).

(f)          Cash Dominion Trigger Event. The definition of “Cash Dominion Trigger Event” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Cash Dominion Trigger Event" means upon notice thereof from Agent to Borrowers at Agent’s sole discretion (a) that Availability (calculated for this purpose, after giving effect to the Availability Block) of Borrowers is, at any time, less than $2,000,000 or (b) of the occurrence of an Event of Default.

(g)          Financial Covenant Period.  The definition of “Financial Covenant Period” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“[Intentionally Omitted]”

(h)          Financial Covenant Trigger Event.  The definition of “Financial Covenant Trigger Event” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“[Intentionally Omitted]”

(i)            Permitted Sale-Leaseback Transaction.  The definition of “(i) Permitted Sale-Leaseback Transaction” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Permitted Sale-Leaseback Transaction” means (a) the Fayetteville/Clinton Sale-Leaseback Transaction and (b) a Sale-Leaseback Transaction with respect to Real Property of a Borrower for which (i) the terms and conditions of Sale-Leaseback Transaction are reasonably acceptable to Agent, (ii) any cash proceeds of such Sale-Leaseback Transaction are applied to the Revolving Loans in an amount of at least the contribution of such Real Property to clause (c) of the Borrowing Base, (iii) Agent’s receipt of a satisfactory updated Borrowing Base Certificate giving effect to such Sale-Leaseback Transaction, (iv) Agent’s receipt of a Collateral Access Agreement with respect to such Real Property containing terms and conditions reasonably satisfactory to Agent, and (v) no Default or Event of Default exists as of and after giving effect to such Sale-Leaseback Transaction.

(j)           Restricted Payment Accommodation.  The definition of “Restricted Payment Accommodation” set forth in Schedule 1.1 of the Credit Agreement is hereby replaced with the following:

“Restricted Payment Accommodation Period” means the period commencing upon the Ninth Amendment Date through and including the later of (x) November 4, 2023 and (y) the date upon which Agent has received from Borrowers, (I) a Borrowing Base Certificate evidencing that, as determined by Agent in its Permitted Discretion, (a) the Availability as of the date of receipt of such Borrowing Base Certificate and (b) the Average Availability as of the date of receipt of such Borrowing Base Certificate and for the immediately preceding thirty (30) consecutive days, is equal to or more than the greater of (i) seventeen and one-half percent (17.50%) of the lesser of (A) the Borrowing Base or (B) the Maximum Revolver Amount and (ii) $25,000,000 and (II) an officer’s certificate of Borrowers certifying that (x) the Fixed Charge Coverage Ratio of Borrowers is equal to or greater than 1.00:1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis ) and (y) as of such date, no Default or Event of Default exists or has occurred and is continuing. For purposes of this definition, Availability and Average Availability will be calculated (x) after giving effect to the Availability Block and (y) without giving effect to the application of the net cash proceeds from the Fayetteville/Clinton Sale-Leaseback Transaction to the outstanding amount of Revolving Loans.

(k)          Collateral Reporting.    Schedule 5.2 to the Credit Agreement is hereby replaced with the new Schedule 5.2 set forth on Exhibit A attached hereto.

Section 2.	Amendments to Credit Agreement.

2.1	Letter of Credit Sublimit. Section 2.11(b)(i) of the Credit Agreement is hereby replaced with the following:

            “(i)       the Letter of Credit Usage would exceed $5,000,000 or, if requested in writing by Borrowers at least five (5) days prior to proposed increase date, an amount greater than $5,000,000 but less than or equal to $10,000,000, or”

2.2	Financial Consultant. Section 5 of the Credit Agreement is hereby amended by adding a new Section 5.21 immediately following Section 5.20 as follows:

“5.21     Financial Consultant.

(a)        Borrowers have retained the Financial Consultant pursuant to the Financial Consulting Agreement. Borrowers shall retain the Financial Consultant on terms and conditions acceptable to Agent and at the sole cost and expense of Borrowers until Borrowers have demonstrated to Agent that Borrowers have implemented changes in their business and operations to generate sufficient liquidity as determined by Agent to meet the working capital needs of the Borrowers and the financial and other covenants under this Agreement. The Financial Consultant shall assist Borrowers in the preparation of and compliance with, on an ongoing basis, of (i) the Cash Flow Reports, compliance with the financial covenants as set forth in the Credit Agreement and the other Loan Documents, the additional liquidity measures in the Additional Liquidity Report, calculations of the Borrowing Bases, consummating the Fayetteville/Clinton Sale-Leaseback Transactions and the other services to be performed by Financial Consultant as set forth in the Financial Consulting Agreement, and (ii) and any other financial information as Borrowers may deem necessary to prepare and provide financial statements and information in compliance with GAAP and the Exchange Act, the Securities Act and other applicable law (the items in this Section 5.21(a) being collectively referred to herein as the “Financial Consulting Services”).

(b)        Each Borrower irrevocably authorizes the Financial Consultant to consult with Agent and Lenders regarding the Cash Flow Reports and the other Financial Consulting Services.  Each Borrower acknowledges and agrees that Borrowers shall cause the Financial Consultant to (i) be available for discussions with Agent and Lenders regarding the Cash Flow Reports, the Additional Liquidity Report, the Fayetteville/Clinton Sale-Leaseback Transactions and all other Financial Consulting Services and for all of Borrowers meetings with Agent and Lenders, (ii) respond fully to any inquiries of Agent and Lenders regarding the Cash Flow Reports, the Additional Liquidity Report, the Fayetteville/Clinton Sale-Leaseback Transactions and all other Financial Consulting Services, and (iii) communicate and fully cooperate with Agent and Lenders and share all information and reports prepared by Financial Consultant with Agent and Lenders regarding the Cash Flow Reports, the Additional Liquidity Report, the Fayetteville/Clinton Sale-Leaseback Transactions and all other Financial Consulting Services.

(c)       Borrowers shall not amend, modify or terminate the Financial Consulting Agreement without the prior written consent of Agent. Each Borrower agrees to provide the Financial Consultant with complete access to all of the books and records of such Borrower and its Subsidiaries, all of the premises of such Borrower and its Subsidiaries, to all members of the executive management team of such Borrower and its Subsidiaries as and when deemed necessary by the Financial Consultant, and to any other members of management or employees upon the consent of Borrowers, which consent shall not be unreasonably withheld or delayed.  Promptly but in any event within seven (7) Business Days after the date of the Eleventh Amendment Effective Date (unless such date is extended by Agent in its sole discretion without the consent of Lenders), Borrowers agree to enter into an amendment to the Financial Consulting Agreement, in form and substance satisfactory to Agent, to authorize and direct Financial Consultant to provide the information, reports and responses to Agent and Lenders set forth in Sections 5.21, 5.22 and 5.23.

(d) If the Financial Consultant resigns, Borrowers shall immediately notify Agent of such resignation, and furnish to Agent a copy of any such notice of resignation. Any replacement or successor Financial Consultant shall be acceptable to Administrative Agent and shall be retained pursuant to a replacement Financial Consulting Agreement on terms and conditions acceptable to Agent within ten (10) Business Days immediately following the notice of resignation of the resigning Financial Consultant.  For the avoidance of doubt, failure to comply with the terms and conditions of this Section 5.21 shall constitute an Event of Default.”

2.3     Cash Flow Projections.  Section 5 of the Credit Agreement is hereby amended by adding a new Section 5.22 immediately following new Section 5.21 as follows:

“5.22     Cash Flow Projections.

(a)        Borrowers and Financial Consultant shall prepare and, on or before the Eleventh Amendment Effective Date, deliver to Agent and Lenders a 26-week cash flow budget covering the period commencing with the week beginning on September 1, 2023 and ending on March 1, 2024 which shall be in form and substance acceptable to Agent (the “Cash Flow Projections”).  The Cash Flow Projections shall include, for each week of the period covered thereby, the projected cash disbursements and cash receipts of Borrowers, loan availability of Borrowers and the impact of any applicable measures in the Additional Liquidity Report.

(b)        Borrowers and Financial Consultant shall prepare and deliver to Agent and Lenders every six (6) weeks, in form and substance acceptable to Agent, an updated cash flow budget of the existing Cash Flow Projections setting forth, for the next succeeding twenty-six (26) weeks, the projected cash disbursements and cash receipts of Borrowers, loan availability of Borrowers and status of any applicable measures in the Additional Liquidity Report (each a “Cash Flow Update” and collectively, the “Cash Flow Updates”). The Cash Flow Updates shall be in form and substance acceptable to Agent and shall be delivered no later than 4:00 p.m. on the Friday of each six (6) week period, commencing on October 18, 2023.

(c)        Not later than 4:00 p.m. on the Wednesday of each week commencing on October 11, 2023, Borrowers shall furnish to Agent, a variance report of the Cash Flow Projections and Cash Flow Updates, in form and substance acceptable to Agent (each a “Cash Flow Variance Report” and collectively, the “Cash Variance Reports”) that sets forth (x) for each individual week and (y) on a cumulative, weekly roll-forward basis through the end of the immediately preceding week, a comparison of (i) the actual cash disbursements to the projected cash disbursements, and (ii) the actual cash receipts to the projected cash receipts, each as set forth in the Cash Flow Projections and Cash Flow Updates, as applicable, for such one-week period (each such period, respectively a “Cash Flow Measurement Period”), and (iii) an explanation of the reason of any Material Deviation.   As used herein, a “Material Deviation” shall mean the occurrence of any of the following: (i) the actual amount of any cash disbursements in any Cash Flow Measurement Period is more than one hundred ten percent (110%) of the projected amount of any cash disbursements set forth in the applicable Cash Flow Report for such Cash Flow Measurement Period, and (ii) the actual aggregate amount of cash receipts in any Cash Flow Measurement Period is less than ninety percent (90%) of the projected aggregate cash receipts set forth in the applicable Cash Flow Report for such Cash Flow Measurement Period.

(d)        Each Borrower hereby confirms, acknowledges and agrees that the failure to deliver the any of the applicable Cash Flow Reports in accordance with this Section 5.22 shall constitute an Event of Default if Borrowers have not remedied such breach within two (2) Business Days (unless such number of days is extended by Agent in its sole discretion without the consent of Lenders).

(e)        Notwithstanding any projected amounts set forth in the Cash Flow Projections or Cash Flow Updates relating to the costs and expenses of Agent and Lenders that are reimbursable by Borrowers or any other amounts owing by Borrowers to Agent and Lenders (including, without limitation attorneys’ and consulting fees and expenses) in accordance with the Credit Agreement and Loan Documents, such projections shall not limit, impair, modify or waive the obligation of  Borrowers to pay the actual amounts due to Agent and Lenders in respect of such costs, expenses and other amounts owing to Agent and Lenders in accordance with the Credit Agreement and Loan Documents.”

2.4         Additional Liquidity Initiatives.  Section 5 of the Credit Agreement is hereby amended by adding a new Section 5.23 immediately following new Section 5.22 as follows:

“5.23     Additional Liquidity Initiatives.

(a)        Borrowers shall, with the assistance of the Financial Consultant, prepare and deliver, in form and substance satisfactory to Agent, a report to Agent setting forth additional initiatives designed to enhance Borrowers’ collective financial and liquidity position, including the reduction of inventory through production rate and manufacturing volume, and a detailed timeline of the steps required to complete such initiatives (the “Additional Liquidity Report”).  Borrowers shall deliver the Additional Liquidity Report to Agent on or before October 27, 2023 (unless such date is extended by Agent in its sole discretion without the consent of Lenders). To the extent the additional liquidity measures set forth in the Additional Liquidity Report are approved by Agent, Financial Consultant shall monitor Borrowers’ progress to effect such initiatives and shall monitor and advise Agent and Lenders of the progress of such initiatives. For the avoidance of doubt, failure to deliver the Additional Liquidity Report in accordance with this Section 5.23(a) shall constitute an Event of Default.

(b)        For the avoidance of doubt, (i) the failure of Borrowers to consummate the Fayetteville/Clinton Sale-Leaseback Transaction with respect to the Real Property located in Fayetteville, North Carolina on or before January 15, 2024 (unless such date is extended by Agent in its sole discretion without the consent of Lenders) shall constitute an Event of Default and (ii) the failure of Borrowers to consummate the Fayetteville/Clinton Sale-Leaseback Transaction with respect to the Real Property located in Clinton, Tennessee on or before January 31, 2024  (unless such date is extended by Agent in its sole discretion without the consent of Lenders) shall constitute an Event of Default.”

2.5         End of Fiscal Months, Fiscal Quarters and Fiscal Years.  Section 5 of the Credit Agreement is hereby amended by adding a new Section 5.24 immediately following new Section 5.23 as follows:

“5.24   End of Fiscal Months, Fiscal Quarters and Fiscal Years.  Borrowers, for financial reporting purposes, shall and shall cause each of their Subsidiaries (a) to end the fiscal months of each fiscal year on the date set forth on Schedule 5.24 hereto, (b) to end the fiscal quarter of each fiscal year on the date set forth on Schedule 5.24 hereto, and (c) to end the fiscal year of each year on the date set forth on Schedule 5.24 hereto.”

2.6         Eleventh Amendment Appraisals. Section 5 of the Credit Agreement is hereby amended by adding a new Section 5.25 immediately following new Section 5.24 as follows:

“5.25     Eleventh Amendment Appraisals.    Agent shall have received on or before October 6, 2023, an engagement letter, in form and substance satisfactory to Agent, with one or more appraisal firm(s) acceptable to Agent to conduct the Updated 2023 Inventory Appraisal, the Eleventh Amendment Real Property Appraisal and the Eleventh Amendment Intellectual Property Appraisal (collectively, the “Eleventh Amendment Appraisals”). The Borrowers shall reimburse Agent for the cost of each Eleventh Amendment Appraisal and the reimbursement of the cost of any Eleventh Amendment Appraisal shall not count toward the limitation on the number of appraisals for which Borrowers are required to reimburse Agent under Section 2.10(c) of the Credit Agreement.”

2.7         Fixed Charge Coverage Ratio. Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)      Fixed Charge Coverage Ratio. Commencing with the fiscal month ending November 4, 2023 and as of the end of each fiscal month thereafter have a Fixed Charge Coverage Ratio, measured on a fiscal month-end basis for the immediately preceding twelve (12) consecutive fiscal months, of not less than 1.00 to 1.00.”

2.8         EBITDA Performance to Plan. Section 7(b) of the Credit Agreement is hereby replaced with the following:

“(b)     EBITDA Performance to Plan. Commencing with the fiscal month ending March 4, 2023, and as of the last day of each fiscal month, maintain EBITDA initially tested for the trailing one (1) fiscal month period then ended and thereafter building, by month, to a trailing three (3) fiscal month period of not less than the amount set forth below adjacent to such fiscal month end for such corresponding period then ended. For purposes of this Section 7(b) only, the costs and expenses (including severance costs) incurred in connection with the reduction of Borrowers’ production capacity and realignment of its manufacturing facilities located in Mexico and Central America in an amount up to $5,000,000 that are referenced in the definition of Fixed Charge Coverage Ratio will be added back to EBITDA for purposes of its calculation for the fiscal month in which such costs and expenses are incurred, so long as Borrowers deliver to Agent a reconciliation and supporting details with respect to such items added back to EBITDA and such items are verified by Agent:

Fiscal Month Ending	EBITDA
March 4, 2023	$1,326,000
April 1, 2023	$3,757,000
May 6, 2023	$5,250,000
June 3, 2023	$4,449,000
July 1, 2023	$3,128,000
August 5, 2023	$3,049,000
September 2, 2023	[Not Tested]
September 30, 2023	[Not Tested]

For the avoidance of doubt, effective on and after the Eleventh Amendment Effective Date, Borrowers shall no longer be required to maintain a minimum EBITDA pursuant to this Section 7(b).”

2.9          Cash Dominion Period.

(a)      As of the Eleventh Amendment Effective Date, Borrowers confirm, acknowledge and agree that (i) a Cash Dominion Trigger Event has occurred and Borrowers have, and shall be deemed to have, received notice thereof from Agent and (ii) the Cash Dominion Period is in effect. Borrowers shall remit on a daily basis all amounts in the Controlled Accounts (as defined in the Guaranty and Security Agreement) and all merchandise and other collection accounts to the Agent’s Account; provided, that, as an accommodation to Borrowers, Agent and Lenders agree that the full implementation of the remittance of amounts in the merchandise and other collection accounts may take until the date that is sixty (60) days after the Eleventh Amendment Effective Date (unless such date is extended by Agent in its sole discretion without the consent of Lenders). For the avoidance of doubt, effective as of the Eleventh Amendment Effective Date, Borrowers shall remit all amounts in the Controlled Accounts to the Agent’s Account.

(b)       Borrowers hereby represent and warrant that Schedule 9 (Deposit Account and Securities Accounts) to the Guaranty and Security Agreement and Schedule 10 (Controlled Account Banks) to the Guaranty and Security Agreement are hereby amended and restated as set forth on Exhibit B hereto. Borrowers hereby represent, warrant and covenant to take such action as may be necessary or desirable as determined by Agent in its Permitted Discretion to effect full cash dominion in accordance with the terms of the Credit Agreement and the Guaranty and Security Agreement.

Section 3.               Ratification and Reaffirmation.  Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

Section 4.               Acknowledgments and Stipulations.  Each Borrower acknowledges, confirms and agrees that (a) as of the close of business on October  4, 2023, the unpaid principal amount of the Revolving  Loans totals $127,095,360.26, and the undrawn face amount of all Letters of Credit totals $ 425,000.00, (b) the Credit Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, (c) all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower), and (d) Agent has and shall continue to have valid and enforceable security interests and Liens by such Borrower in favor of Agent and are and shall continue to be duly perfected, first priority security interests and Liens, subject only to Permitted Liens.

Section 5.                Representations and Warranties.  Each Borrower represents, warrants and covenants with, to and in favor of Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of any and all Loans (or the extension of any other credit under the Loan Documents):

5.1             This Amendment, the Eleventh Amendment Fee Letter and each other agreement or instrument to be executed and delivered by Borrowers hereunder has been duly authorized, executed and delivered by Borrowers and is in full force and effect as of the date hereof, and the agreements and obligations of Borrowers contained herein and therein constitute legal, valid and binding obligations of Borrowers, enforceable against Borrowers in accordance with their terms.

5.2                No action of, or filing with, or consent of any Governmental Authority, and no approval or consent of any other party is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment.

5.3              All of the representations and warranties made by such Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

5.4                As of the date hereof and after giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing.

Section 6.                Effect of this Amendment; Reference to Credit Agreement.  Except as expressly set forth herein, no other amendments, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof and Borrowers shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment.  To the extent of conflict between the terms of this and the other Loan Documents, the terms of this Amendment shall control.  The Credit Agreement and this Amendment shall be read and construed as one agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

Section 7.                  Breach of Amendment.  This Amendment shall be part of the Credit Agreement and, in addition to and not in limitation of any Event of Default specified in the Credit Agreement or the other Loan Documents, a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

Section 8.                  Conditions Precedent.  The effectiveness of the amendments contained in this Amendment are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)         Agent shall have received an executed copy of an original or executed original counterparts of this Amendment by electronic mail or facsimile (with the originals, if requested by Agent, to be delivered within five (5) Business Days after the date of such request), duly authorized, executed and delivered by Borrowers and Required Lenders;

(b)            Agent shall have received, in form and substance satisfactory to Agent, an executed copy of an original or executed original counterparts of the Eleventh Amendment Fee Letter, by electronic mail or facsimile (with the originals, if requested by Agent, to be delivered within five (5) Business Days after the date of such request), duly authorized, executed and delivered by Borrowers;

(c)              Agent shall have received, in form and substance acceptable to Agent, a fully executed copy of an original or executed original counterparts of the Financial Consulting Agreement by electronic mail or facsimile, duly authorized, executed and delivered by Delta and the Financial Consultant;

(d)             Agent shall have received the fees payable to Agent for the account of Lenders pursuant to the Eleventh Amendment Fee Letter;

(e)             Agent shall have received, in form and substance acceptable to Agent, the Cash Flow Projections pursuant to Section 5.22(a) of the Credit Agreement;

(f)              Agent shall have received the consent of any Lender to the extent required by the terms of the Credit Agreement to any of the amendments set forth in this Amendment;

(g)             each Borrower shall deliver, or cause to be delivered, to Agent a true and correct copy of any consent, waiver or approval to or of this Amendment, which any Borrower or any of its Subsidiaries is required to obtain from any other Person, and such consent, approval or waiver shall be in a form and substance reasonably satisfactory to Agent;

(h)             the representations and warranties of each Borrower and its Subsidiaries contained in the Credit Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(i)              after giving effect to the amendments contemplated by this Amendment and each other agreement or instrument to be executed and delivered by Borrowers hereunder, no Default or Event of Default shall exist or have occurred and be continuing.

Section 9.                Release of Claims and Covenant Not to Sue.

9.1             Release.

(a)             In consideration of the agreements of Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Loan Parties, on behalf of itself and its respective successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Agent and Lenders and the other members of the Lender Group, their successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, partners, members, managers, attorneys, employees, agents and other representatives (Agent, Lenders and the other members of the Lender Group and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party, or its respective successors, assigns or other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in connection with the Credit Agreement or Loan Documents, each as amended and supplemented through the date hereof.

(b)            Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)            Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

9.2          Covenant Not to Sue.  Each Loan Party, on behalf of itself and its respective successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenant and agree with each Releasee that such Loan Party will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged pursuant to Section 10.1 hereof.  If any of the Loan Parties violates the foregoing covenant, the Loan Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9.3           Waiver of Statutory Provisions.  EACH LOAN PARTY HEREBY EXPLICITLY WAIVES ALL RIGHTS UNDER AND ANY BENEFITS OF ANY COMMON LAW OR STATUTORY RULE OR PRINCIPLE WITH RESPECT TO THE RELEASE OF SUCH CLAIMS.  EACH LOAN PARTY AGREES THAT NO SUCH COMMON LAW OR STATUTORY RULE OR PRINCIPLE SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF THIS RELEASE.

Section 10.              Expenses of Agent.  Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

Section 11.              Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.             No Novation.  The Amendment shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other obligations and liabilities of Borrowers evidenced by or arising under the Credit Agreement or any of the other Loan Documents, and Borrowers confirm and agree that they continue to remain liable for all such Obligations and other obligations and liabilities, and the liens and security interests in the Collateral of Agent and Lenders securing such Obligations and other obligations and liabilities shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of Lenders.

Section 13.             Governing Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the Borrowers, Agent or Lenders with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of Georgia, without regard to any principle of conflict of laws or other rule that would result in the application of any jurisdiction other than the State of Georgia.

Section 14.              Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

Section 15.            Counterparts; Electronic Execution.  This Amendment, any documents executed in connection herewith and any notices delivered under this Amendment, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment or on any notice delivered to Agent under this Amendment.  This Amendment and any notices delivered under this Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  Delivery of an executed counterpart of a signature page of this Amendment and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of this Amendment or notice.

Section 16.           Further Assurances.  Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

Section 17.           Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DELTA APPAREL, INC.

By: /s/ Robert W. Humphreys Name: Robert W. Humphreys Title: Chairman and Chief Executive Officer

M.J. SOFFE, LLC

By: /s/ Robert W. Humphreys Name: Robert W. Humphreys Title: Chairman and Chief Executive Officer

CULVER CITY CLOTHING COMPANY

By: /s/ Robert W. Humphreys Name: Robert W. Humphreys Title: Chairman and Chief Executive Officer

SALT LIFE, LLC

By: /s/ Robert W. Humphreys Name: Robert W. Humphreys Title: Chairman and Chief Executive Officer

DTG2GO, LLC

By: /s/ Robert W. Humphreys Name: Robert W. Humphreys Title: Chairman and Chief Executive Officer

[Signatures continue on the following page.]

Eleventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Christopher Waterstreet Name: Christopher Waterstreet Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Christopher Waterstreet Name: Christopher Waterstreet Title: Vice President

[Signatures continue on the following page.]

Eleventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

REGIONS BANK

By: /s/ Scott Martin Name: Scott Martin Title: Managing Director

[Signatures continue on the following page.]

Eleventh Amendment to Fifth Amended and Restated Credit Agreement (Delta Apparel)

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Mark Bradford Name: Mark Bradford Title: Sr. Vice President

i

Exhibit A

To

Eleventh Amendment

To

Fifth Amended and Restated Credit Agreement

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly (no later than Wednesday of each week); provided, that, if the conditions in clause (a) of the column to the immediate right of this column are satisfied, then monthly (no later than the 20th day of each month)

(a)      an executed Borrowing Base Certificate; provided, that, if Agent receives a Borrowing Base Certificate evidencing that the Availability (calculated for this purpose without giving effect to the Availability Block), as of the date of receipt of such Borrowing Base Certificate, is equal to or more than the greater of (i) an amount equal to seventeen and one-half percent (17.5%) of the lesser of (A) the Borrowing Base or (B) Maximum Revolver Amount and (ii) $25,000,000 or upon the date which Agent receives a written request by Borrowers to Agent, at any time after receipt of such Borrowing Base Certificate, to provide a Borrowing Base Certificate, along with the collateral reports of the items in clauses (b) through (g) below on a monthly basis together with evidence that, as of the date of such written request, the Average Availability of Borrowers for the consecutive thirty (30) day period ending on such date of determination is more than the greater of such amounts specified in this clause (a), Borrowers shall deliver to Agent such calculations of the Borrowing Base and certification on a monthly basis (no later than the 20th day of each month) (a “Decreased Reporting Event”); provided, further, that, if Availability at any time after a Decreased Reporting Event is less than an amount equal to the greater of (y) seventeen and one-half percent (17.5%) of the lesser of (1) the Borrowing Base or (2) Maximum Revolver Amount and (z) $25,000,000, in Agent’s discretion and at Agent’s request, Borrowers shall deliver to Agent such calculations of the Borrowing Base and certification on a weekly basis until such time that Availability is greater than such amount, at which time the delivery requirements shall revert to a monthly basis,

(b)      a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(c)      a weekly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger,

(d)      a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(e)     a summary aging, by vendor, of Borrowers’ and their Subsidiaries'   accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(f)      a detailed Inventory system/perpetual report together with a reconciliation to Borrowers' general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting), and

(g)    a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

Monthly (no later than the 20th day of each Month)	(a) a detailed report regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents,
Monthly (no later than the 30th day of each month)	(a) reports detailing any sales or transfers of Equipment or Real Property during the prior month.
Upon request by Agent

(a)      copies of (i) customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and

(b)      such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.

Promptly after the filing thereof, upon becoming aware thereof, or upon receipt thereof

(a)      promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Pension Plan or any trust created thereunder,

(b)      promptly upon becoming aware of the occurrence of any Notification Event or of any “prohibited transaction,” as described  in  section  406  of  ERISA  or  in  section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, a written notice signed by a chief financial officer of each Loan Party, specifying the nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department   of Labor or the PBGC with respect thereto, and

(c)      promptly upon receipt thereof, copies of any notice of the PBGC’s intention   to terminate or to have a trustee appointed to administer any Pension Plan, (d) no later than March 15 of each year during the  term of  this Agreement, proof  that  each Loan Party submitted a request for a Withdrawal  Liability estimate to each Multiemployer  Plan  no later than February 15 of each year during the term of this Agreement, and (e) promptly upon its receipt thereof, a copy of each estimate of Withdrawal Liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan.

(i)

SCHEDULE 5.24
TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Fiscal Month-End; Fiscal Quarter-End; and Fiscal Year-End

	2023	2024	2025	2026	2027
Fiscal Month-End:
January		2/3/24	2/1/25	1/31/26	2/6/27
February		3/2/24	3/1/25	2/28/26	3/6/27
March		3/30/24	3/29/25	3/28/26	4/3/27
April		5/4/24	5/3/25	5/2/26	5/8/27
May		6/1/24	5/31/25	5/30/26	6/5/27
June		6/29/24	6/28/25	6/27/26	7/3/27
July		8/3/24	8/2/25	8/1/26	8/7/27
August		8/31/24	8/30/25	8/29/26	9/4/27
September	9/30/23	9/28/24	9/27/25	10/3/26	10/2/27
October	11/4/23	11/2/24	11/1/25	11/7/26
November	12/2/23	11/30/24	11/29/25	12/5/26
December	12/30/23	12/8/24	12/27/25	1/2/27

Fiscal Quarter-End:
First Fiscal Quarter		12/30/23	12/28/24	12/27/25	1/2/27
Second Fiscal Quarter		3/30/24	3/29/25	3/28/26	4/3/27
Third Fiscal Quarter		6/29/24	6/28/25	6/27/26	7/3/27
Fourth Fiscal Quarter	9/30/23	9/28/24	9/27/25	10/3/26	10/2/27

Fiscal Year-End:
2023 Fiscal Year	9/30/23
2024 Fiscal Year		9/28/24
2025 Fiscal Year			9/27/25
2026 Fiscal Year				10/3/26
2027 Fiscal Year					10/2/27

(ii)

Exhibit B

To

Eleventh Amendment

To

Fifth Amended and Restated Credit Agreement

(See Attached)

(iii)